UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2005

KOS PHARMACEUTICALS, INC

(Exact name of registrant as specified in its charter)

FLORIDA	000-22171	65-0670898

(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1 CEDAR BROOK DRIVE
CRANBURY, NJ 08512-3618
(Address of principal executive offices)

609-495-0920
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     Effective May 23, 2005, in connection with Christopher P. Kiritsy’s May 20, 2005 resignation as Executive Vice President and Chief Financial Officer of Kos Pharmaceuticals, Inc. (the “Company”), the Company entered into a two-year consulting agreement with Mr. Kiritsy. Under the terms of the consulting agreement, Mr. Kiritsy is to provide certain transitional services to the Company in exchange for an annual consulting fee of $5,000 and the continued vesting and exercisability of his existing stock option awards.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     On May 20, 2005, Christopher P. Kiritsy resigned as Executive Vice President and Chief Financial Officer of the Company. For details surrounding Mr. Kiritsy’s resignation, see the Company’s Current Report on Form 8-K filed with the Commission on February 7, 2005.

     Effective upon Mr. Kirity’s resignation, the Company named Juan F. Rodriguez, who currently serves as Senior Vice President, Controller and Corporate Administration, and Assistant Corporate Secretary, as Interim Chief Financial Officer. The appointment of Mr. Rodriguez is considered interim until a permanent chief financial officer is hired. Mr. Rodriguez, age 37, is a certified public accountant who has more than nine years of experience with the Company and has assumed a variety of duties, including substantial involvement with the Company’s financial control and operating activities. Mr. Rodriguez was hired in 1995 as Assistant Controller and promoted to Controller and Corporate Secretary in 1996. In 2000, he was promoted to Vice President, Controller and remained Corporate Secretary. He served as Corporate Secretary until 2003 when he assumed the position of Assistant Corporate Secretary. In 2004, Mr. Rodriguez was promoted to his current position as Senior Vice President, Controller and Corporate Administration, and remained Assistant Corporate Secretary. Prior to joining the Company, Mr. Rodriguez was employed by Arthur Andersen LLP from 1991 to 1994. Mr. Rodriguez obtained his B.S. in Accounting from Florida International University.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KOS PHARMACEUTICALS, INC.
By: /s/ Andrew I. Koven
Name:	Andrew I. Koven
Title:	Executive Vice President, General Counsel & Corporate Secretary

Dated: May 25, 2005

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